Exhibit 23.7
WRITTEN CONSENT TO REFERENCE
JONES LANG LASALLE SALLMANNS LIMITED VALUATION IN F-1
FILING OF
CHINA REAL ESTATE INFORMATION CORPORATION
September 29, 2009
China Real Estate Information Corporation
No. 383 Guangyan Road
Shanghai 200072
The People’s Republic of China
We hereby consent to the references to our name, valuation methodologies, assumptions and value conclusions for accounting purposes, with respect to our appraisal reports addressed to the board of China Real Estate Information Corporation (formerly known as CRIC Holdings Limited, the “Company”) in the Company’s Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “SEC”) and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement and classification as an expert under the Securities Act of 1933, as amended.
In reaching our value conclusions, we relied on the accuracy and completeness of the financial statements and other data relating to the Company provided to us by the Company and its representatives. We did not audit or independently verify such financial statements or other data relating to the Company and take no responsibility for the accuracy of such information. The responsibility for determining fair value rests solely with the Company.
Yours faithfully
For and on behalf of
Jones Lang LaSalle Sallmanns
Limited
/s/ Simon M. K. Chan

Name: Simon M. K. Chan
Title:   Director